RF INDUSTRIES, LTD.                                       For Immediate Release

RF Connectors/Aviel/Neulink/Bioconnect

Investor Contact:                                         Company Contact:
 Neil Berkman Associates                                  Howard F. Hill
 (310) 277 - 5162                                         President/CEO
 info@berkmanassociates.com                               (858) 549-6340


              RF Industries Repurchases, Retires 100,000 Options to
                             Purchase Common Shares


          SAN DIEGO, CA, October 3, 2005 . . . RF INDUSTRIES, LTD., (NASDAQ:RFIL) today announced that on September 28, 2005, its Board of Directors entered into an agreement to repurchase, for $5.51 per option, in a single private transaction, 100,000 options to purchase RFI common stock at $.10 per share. The options, which were acquired from the Company's Chief Executive Officer, Howard Hill, are fully vested and could be exercised and sold by Mr. Hill at any time on the open market. If exercised, the repurchased options would have represented over 3% of RFI's outstanding stock. After retiring the options, the total number of RFI diluted common shares will decrease to approximately 3,700,000 shares. The purchase price of the options was computed using an average of 30 day's trading prices through September 28, 2005. On September 28, 2005, RFI common stock closed at $5.47 per share.

          As a consequence of repurchasing and retiring these options, RFI will incur a one-time, non-operating expense in the fourth quarter of the fiscal year ending October 31, 2005. This after-tax expense is projected at approximately $331,000, and is expected to reduce the company's fourth quarter and fiscal year earnings per share by approximately $0.09 per diluted share.

          "RFI's Board of Directors authorized the repurchase of these shares for a number of reasons. First, restrictions and volume requirements for repurchasing RFI's stock on the open market make this an attractive opportunity to reduce the total number of diluted shares outstanding, thereby raising future per share diluted earnings, avoiding future dilution to existing shareholders and raising the potential value of the stock as a currency for acquisitions. Second, most of the assets of RFI's CEO are comprised of his fully vested options which, according to SEC regulations, can only be sold in small quantities over a long period of time. Retiring these options obviates the effects on the Company's stock price of a single individual continually selling stock in small, open market transactions. Third, the repurchase reduces the dilutive effect of options previously granted to management and employees. Fourth, continuing low interest rates, combined with RFI's strong cash position and cash flow, lowers the benefits of holding large cash balances," said Linde Kester, Chairman of RF Industries.

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          At July 31, 2005, RFI reported cash and cash equivalents of
      $5,159,000, working capital of $10,446,000, an 18 to 1 current ratio, no long-term debt and stockholders' equity of $11,175,000, or $3.65 per outstanding share.

      About RF Industries

          RF Connectors designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Aviel Electronics provides custom microwave, and RF Connector solutions to aerospace, OEM and Government agencies. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. Bioconnect designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

      The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.